Exhibit 99.1

ALLEGIANT TRAVEL COMPANY FIRST QUARTER 2021
FINANCIAL RESULTS
First quarter 2021 GAAP fully diluted earnings per share of $0.42
First quarter 2021 consolidated fully diluted loss per share, excluding COVID related special charges and benefit from the payroll support program of $(3.58)(1)(2)

LAS VEGAS. May 4, 2021 — Allegiant Travel Company (NASDAQ: ALGT) today reported the following financial results for the first quarter 2021, as well as comparisons to the prior years:

Consolidated	Three Months Ended March 31,			Percent Change
(unaudited) (in millions, except per share amounts)	2021	2020	2019	YoY	Yo2Y
Total operating revenue	$279.1	$409.2	$451.6	(31.8)	(38.2)
Total operating expense	254.5	527.0	360.5	(51.7)	(29.4)
Operating income (loss)	24.6	(117.8)	91.1	120.9	(73.0)
Income (loss) before income taxes	8.7	(130.7)	73.9	106.6	(88.3)
Net income (loss)	6.9	(33.0)	57.1	120.8	(88.0)
Diluted earnings (loss) per share	$0.42	$(2.08)	$3.52	120.2	(88.1)

Consolidated - adjusted	Three Months Ended March 31,			Percent Change
(unaudited) (in millions, except per share amounts)	2021	2020	2019	YoY	Yo2Y
Adjusted operating income (loss) (1) (2)	$(59.0)	$55.1	$91.1	(207.1)	(164.8)
Adjusted operating expense (1) (2)	338.1	360.9	360.5	(6.3)	(6.2)
Adjusted income (loss) before income taxes (1) (2)	(74.9)	42.2	73.9	(277.5)	(201.4)
Adjusted net income (loss) (1) (2)	(57.9)	32.5	57.1	(278.2)	(201.4)
Adjusted diluted earnings (loss) per share (1) (2)	$(3.58)	$2.05	$3.52	(274.6)	(201.7)

(1) Adjusted excludes COVID related special charges and the net benefit from the Payroll Support Program Extension Agreement (the "PSP2")
(2) Denotes a non-GAAP financial measure. Refer to the Non-GAAP Presentation section within this document for further information

“The momentum reported last quarter picked up in earnest towards the back half of the first quarter with booking trends showing meaningful improvement,” stated Maurice J. Gallagher, Jr., chairman and CEO of Allegiant Travel Company. "We completed the quarter with earnings per share of $0.42 on year over two-year revenue declines of 38.2 percent, continuing the trend of sequential revenue improvement. We were the first domestic carrier to restore capacity to pre-pandemic levels, with first quarter scheduled capacity up 3.1 percent as compared to 2019. Booking trends have been particularly impressive with average daily bookings for the months of March and April exceeding the same time period in 2019. Furthermore, the booking curve appears to be normalizing and more closely resembling what we saw in 2019. April’s results came in as strong as March helped by a ten-point increase in load factor from 54 to 64 percent. We expect capacity in the coming months will be equal to or greater than our 2019 levels.

"During the past year, in the face of this terrible pandemic, we were focused on improving ourselves. I believe we have done that. We have improved our cost structure substantially. Our balance sheet is in excellent shape. As of March 31, our net debt has decreased. Our cash balances have increased, and by the end of the second quarter we expect to have total liquidity of $1 billion, or more than double our year-end 2019 balance. We were able to double our cash balances without an equity raise or substantial increases in debt. We benefited from the payroll support programs as well as federal income tax refunds of the substantial tax payments made in the past years. Our shareholders have seen their company’s balance sheet improve dramatically - perhaps more than any other company in this space - in spite of the setbacks and hardships imposed by this unprecedented event.

"I could not be more bullish on our outlook. Going forward our full-year, 2021 capacity should exceed 2019 capacity levels. We expect sequential scheduled service revenue improvement with revenue down just six to ten percent as compared with 2019 levels. This revenue growth should continue through the remainder of 2021. We continue to separate ourselves from the competition, operating more capacity and generating positive EBITDA and earnings. I believe now more than ever our low-cost, low-utilization model designed to provide affordable leisure travel is our competitive advantage, which will help drive us towards returning to our goal of $6 million in EBITDA per aircraft.

"We would not be in the favorable position we are today without the continued efforts of the 4,000 employees throughout our network. Their hard work has been integral to successfully navigating the most difficult year in the industry's history. It is their efforts that have enabled us to effectively manage capacity while cutting costs from the business - both critical components to ensuring a sustained return to profitability."

First Quarter 2021 Results

•GAAP earnings per share of $0.42
•Adjusted loss per share(1) (2) of $3.58, adjusted numbers exclude the impact from PSP2 and $1.7 million of COVID related special charges
•Consolidated EBITDA(2) of $68.2 million yielding an EBITDA margin of 24.4 percent
•Adjusted EBITDA(1) (2) of $(15.4) million
•Restored capacity to pre-pandemic levels with scheduled service capacity up 3.1 percent versus first quarter of 2019
•Total revenue for the quarter was $279.1 million, up 13.2 percent from the fourth quarter
•Includes fixed fee revenue of $7.7 million, the strongest quarter since the onset of the pandemic
•Total average fare was $116.35, down 8.9 percent as compared to 2019, with third party product average fare of $5.86, up 17.0 percent year over two-year
•Adjusted operating expense(1) (2) of $338.1 million, down 6.3 percent from first quarter 2019 on total system capacity increase of 2.7 percent
•Adjusted Operating CASM, excluding fuel(1)(2) of 6.36 cents, down 4.6 percent from first quarter of 2019
•Announced the addition of a new base in Austin, Texas, beginning base operations in November 2021, which is expected to create 89 high-wage jobs and house three A320 aircraft
•Expanded the network by adding 50 new routes, three new cities, and nine event-specific routes, bringing total routes served to 580 and 129 cities
•Included on Forbes' list of America's Best Employers for Diversity in 2021
•Partnered with The Smith Center for the Performing Arts as a sponsor of the annual Heart of Education Awards honoring outstanding teachers in Southern Nevada by awarding travel vouchers to more than 700 teachers

(1) Adjusted excludes COVID related special charges and the net benefit from the Payroll Support Program Extension Agreement (the "PSP2")
(2) Denotes a non-GAAP financial measure. Refer to the Non-GAAP Presentation section within this document for further information

Balance Sheet, Cash and Liquidity

•Total cash and investments at March 31, 2021 were $728 million, up from $685 million at December 31, 2020
•Cash from operations of $168 million including the benefit from the payroll support program
•Adjusted cash from operations of $68.2 million, which excludes the $91.8 million benefit from the PSP2 as well as excludes $8 million related to restricted cash balances
•Received $105 million in debt proceeds
•Net proceeds received of $50.2 million due to refinance of three A320 aircraft
•Debt principal payments of $152 million during the quarter
•Includes repayment of existing debt on three aircraft as well as repayment of existing revolver as the facility matured during the first quarter
•Entered into a new secured revolving credit facility with a $50 million commitment, which is currently undrawn
•$69 million used for cash capital expenditures during the first quarter with $13 million related to 2020 accrued capital expenditures
•First quarter interest expense of $16.8 million, down 7.5 percent from first quarter in the prior year
•Increased full year interest expense guide driven primarily by A320 refinance arrangement and an increase in LIBOR
•Second quarter sources of liquidity expected to be received are $260.9 million
•$112.2 million from the U.S. Treasury of which $13.8 million is related to the PSP2 and $98.4 million is related to Payroll Support Program 3 Agreement (the "PSP3")
•Additional PSP2 funds triggered a $1.7 million loan and issuance of 924 warrants at a strike price of $179.23
•$148.7 million in tax refunds related to net operating losses
•Air traffic liability at March 31, 2021 was $403 million, compared to $308 million at December 31, 2020
•Balance related to future scheduled flights is $224 million, up from $86 million on December 31, 2020
•Balance related to travel vouchers issued for future use is $179 million, a 19 percent reduction from December 31, 2020

Capital Expenditures

•First quarter capital expenditures related to aircraft, engines and induction costs were $56 million, which included $50 million for the acquisition of three aircraft and induction costs, and $6 million in other airline capital expenditures
•First quarter capital expenditures related to deferred heavy maintenance were $8.5 million

Guidance, subject to revision	Previous	Current

Second Quarter 2021 guidance

System ASMs - year over two-year change(1)		2.0 to 6.0%
Scheduled Service ASMs - year over two-year change(1)		2.0 to 6.0%

Scheduled service revenue - year over two-year change, excluding fixed fee and other revenue(1)		down 6 to 10%

Fuel cost per gallon		$1.99

Full year 2021 guidance

CAPEX
Aircraft, engines and induction costs (millions)	$115 to $125	$115 to $125
Capitalized Airbus deferred heavy maintenance (millions)	$50 to $60	$50 to $60
Other capital expenditures (millions)	$20 to $30	$40 to $50

Interest expense	$50 to $55	$65 to $70
Recurring principal payments(2)	$170 to $180	$170 to $180
(1) Year over two-year percentage changes compare 2021 to 2019
(2) Excludes $111 million of principal repayments related to the maturity of our revolving credit facility and the refinancing of three A320 aircraft during the first quarter 2021

Aircraft Fleet Plan by End of Period

Aircraft - (seats per AC)	1Q21	2Q21	3Q21	YE21
A319 (156 seats)	35	35	35	35
A320 (177 seats)	26	21	21	19
A320 (186 seats)	39	49	52	54
Total	100	105	108	108
The table above is provided based on the company’s current plans and may be subject to change

Allegiant Travel Company will host a conference call with analysts at 4:30 p.m. ET Tuesday, May 4 to discuss its first quarter 2021 financial results. A live broadcast of the conference call will be available via the Company’s Investor Relations website homepage at http://ir.allegiantair.com. The webcast will also be archived in the “Events & Presentations” section of the website.

Allegiant Travel Company
Las Vegas-based Allegiant (NASDAQ: ALGT) is an integrated travel company with an airline at its heart, focused on connecting customers with the people, places and experiences that matter most. Since 1999, Allegiant Air has linked travelers in small-to-medium cities to world-class vacation destinations with all-nonstop flights and industry-low average fares. Today, Allegiant's all-Airbus fleet serves communities across the nation, with base airfares less than half the cost of the average domestic roundtrip ticket. For more information, visit us at Allegiant.com. Media information, including photos, is available at http://gofly.us/iiFa303wrtF

Media Inquiries: mediarelations@allegiantair.com

Investor Inquiries: ir@allegiantair.com

Under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, statements in this press release that are not historical facts are forward-looking statements. These forward-looking statements are only estimates or predictions based on our management's beliefs and assumptions and on information currently available to our management. Forward-looking statements include our statements regarding future airline operations, revenue and expenses, available seat mile growth, expected capital expenditures, the timing of aircraft acquisitions and retirements, the number of contracted aircraft to be placed in service in the future, as well as other information concerning future results of operations, business strategies, financing plans, industry environment and potential growth opportunities. Forward-looking statements include all statements that are not historical facts and can be identified by the use of forward-looking terminology such as the words "believe," "expect," “guidance,” "anticipate," "intend," "plan," "estimate", “project”, “hope” or similar expressions.

Forward-looking statements involve risks, uncertainties and assumptions. Actual results may differ materially from those expressed in the forward-looking statements. Important risk factors that could cause our results to differ materially from those expressed in the forward-looking statements generally may be found in our periodic reports filed with the Securities and Exchange Commission at www.sec.gov. These risk factors include, without limitation, the impact and duration of the COVID-19 pandemic on airline travel and the economy, liquidity issues resulting from the effect of the COVID-19 pandemic on our business, restrictions imposed on us as a result of accepting grants and loans under the payroll support programs, an accident involving, or problems with, our aircraft, public perception of our safety, our reliance on our automated systems, our reliance on third parties to deliver aircraft under contract to us on a timely basis, risk of breach of security of personal data, volatility of fuel costs, labor issues and costs, the ability to obtain regulatory approvals as needed , the effect of economic conditions on leisure travel, debt covenants and balances, the ability to finance aircraft to be acquired, terrorist attacks, risks inherent to airlines, our competitive environment, our reliance on third parties who provide facilities or services to us, the possible loss of key personnel, economic and other conditions in markets in which we operate, the ability to successfully develop and finance a resort in Southwest Florida, governmental regulation, increases in maintenance costs and cyclical and seasonal fluctuations in our operating results.

Any forward-looking statements are based on information available to us today and we undertake no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise.

Detailed financial information follows:

Allegiant Travel Company
Consolidated Statements of Income
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended March 31,			Percent Change (1)
	2021	2020	2019	YoY	Yo2Y
OPERATING REVENUE:
Passenger revenue	$256,695	$378,911	$419,977	(32.3)	(38.9)
Third party products	13,622	15,976	17,141	(14.7)	(20.5)
Fixed fee contract revenue	7,692	8,919	10,575	(13.8)	(27.3)
Other revenue	1,115	5,375	3,929	(79.3)	(71.6)
Total operating revenue	279,124	409,181	451,622	(31.8)	(38.2)
OPERATING EXPENSES:
Salary and benefits	117,950	112,646	119,411	4.7	(1.2)
Aircraft fuel	82,848	88,813	99,682	(6.7)	(16.9)
Depreciation and amortization	43,174	43,699	36,182	(1.2)	19.3
Station operations	43,094	40,999	38,965	5.1	10.6
Maintenance and repairs	23,371	21,795	22,824	7.2	2.4
Sales and marketing	11,609	18,455	20,926	(37.1)	(44.5)
Aircraft lease rental	4,720	962	—	390.6	NM
Other	17,776	26,717	22,554	(33.5)	(21.2)
Payroll Support Programs grant recognition	(91,758)	—	—	NM	NM
Special charges	1,738	172,900	—	(99.0)	NM
Total operating expense	254,522	526,986	360,544	(51.7)	(29.4)
OPERATING INCOME (LOSS)	24,602	(117,805)	91,078	120.9	(73.0)
OTHER (INCOME) EXPENSE:
Interest expense	16,788	18,153	18,083	(7.5)	(7.2)
Capitalized interest	—	(4,067)	(1,503)	NM	NM
Interest income	(463)	(2,311)	(3,201)	(80.0)	(85.5)
Loss on extinguishment of debt	—	1,222	3,677	NM	NM
Other, net	(393)	(76)	103	417.1	(481.6)
Total other expense	15,932	12,921	17,159	23.3	(7.2)
INCOME (LOSS) BEFORE INCOME TAXES	8,670	(130,726)	73,919	106.6	(88.3)
INCOME TAX PROVISION (BENEFIT)	1,801	(97,717)	16,795	101.8	(89.3)
NET INCOME (LOSS)	$6,869	$(33,009)	$57,124	120.8	(88.0)
Earnings (loss) per share attributable to common shareholders(1):
Basic	$0.42	($2.08)	$3.52	120.2	(88.1)
Diluted	$0.42	($2.08)	$3.52	120.2	(88.1)
Weighted average shares outstanding used in computing earnings per share attributable to common shareholders(2):
Basic	16,167	15,952	16,011	1.3	1.0
Diluted	16,167	15,952	16,013	1.3	1.0
NM - Not meaningful
(1) The Company's unvested restricted stock awards are considered participating securities as they receive non-forfeitable rights to cash dividends at the same rate as common stock. The Basic and Diluted earnings per share calculations for the periods presented reflect the two-class method mandated by ASC Topic 260, "Earnings Per Share." The two-class method adjusts both the net income and the shares used in the calculation. Application of the two-class method did not have a significant impact on the Basic and Diluted earnings per share for the periods presented.

Allegiant Travel Company
Operating Statistics
(Unaudited)

	Three Months Ended March 31,			Percent Change(1)
	2021	2020	2019	YoY	Yo2Y
OPERATING STATISTICS
Total system statistics:
Passengers	2,334,503	3,175,450	3,450,278	(26.5)	(32.3)
Available seat miles (ASMs) (thousands)	4,013,989	4,067,671	3,910,239	(1.3)	2.7
Operating expense per ASM (CASM) (cents)	6.34	12.96	9.22	(51.1)	(31.2)
Adjusted operating expense per ASM (CASM) (cents)(2)	8.42	8.87	9.22	(5.1)	(8.7)
Fuel expense per ASM (cents)	2.06	2.18	2.55	(5.5)	(19.2)
Operating CASM, excluding fuel (cents)	4.28	10.77	6.67	(60.3)	(35.8)
Adjusted operating CASM, excluding fuel (cents)(2)	6.36	6.69	6.67	(4.9)	(4.6)
ASMs per gallon of fuel	90.4	85.7	84.1	5.5	7.5
Departures	25,684	26,312	25,200	(2.4)	1.9
Block hours	60,373	62,123	59,819	(2.8)	0.9
Average stage length (miles)	898	895	904	0.3	(0.7)
Average number of operating aircraft during period	97.3	93.5	79.6	4.1	22.2
Average block hours per aircraft per day	7.4	7.3	8.3	1.4	(10.8)
Full-time equivalent employees at end of period	3,998	4,436	4,067	(9.9)	(1.7)
Fuel gallons consumed (thousands)	44,426	47,479	46,474	(6.4)	(4.4)
Average fuel cost per gallon	$1.86	$1.87	$2.14	(0.5)	(13.1)
Scheduled service statistics:
Passengers	2,323,302	3,154,606	3,421,538	(26.4)	(32.1)
Revenue passenger miles (RPMs) (thousands)	2,166,417	2,925,482	3,191,045	(25.9)	(32.1)
Available seat miles (ASMs) (thousands)	3,921,090	3,964,009	3,802,132	(1.1)	3.1
Load factor	55.3%	73.8%	83.9%	(18.5)	(34.1)
Departures	24,947	25,484	24,344	(2.1)	2.5
Block hours	58,851	60,346	57,963	(2.5)	1.5
Total passenger revenue per ASM (TRASM) (cents)(2)	6.89	9.96	11.50	(30.8)	(40.1)
Average fare - scheduled service(3)	$58.38	$64.02	$69.64	(8.8)	(16.2)
Average fare - air-related charges(3)	$52.11	$56.10	$53.10	(7.1)	(1.9)
Average fare - third party products	$5.86	$5.06	$5.01	15.8	17.0
Average fare - total	$116.35	$125.18	$127.75	(7.1)	(8.9)
Average stage length (miles)	902	900	908	0.2	(0.7)
Fuel gallons consumed (thousands)	43,306	46,105	45,068	(6.1)	(3.9)
Average fuel cost per gallon	$1.82	$1.87	$2.13	(2.7)	(14.6)
Percent of sales through website during period	93.3%	93.6%	93.6%	(0.3)	(0.3)
Other data:
Rental car days sold	275,584	481,046	471,598	(42.7)	(41.6)
Hotel room nights sold	56,208	92,004	105,015	(38.9)	(46.5)
(1) Except load factor and percent of sales through website, which is percentage point change.
(2) Various components of this measurement do not have a direct correlation to ASMs. These figures are provided on a per ASM basis to facilitate comparison with airlines reporting revenues on a per ASM basis.
(3) Reflects division of passenger revenue between scheduled service and air-related charges in Company's booking path.

Summary Balance Sheet

Unaudited (millions)	March 31, 2021 (unaudited)	December 31, 2020	Percent Change
Unrestricted cash and investments
Cash and cash equivalents	$301.6	$152.8	97.4
Short-term investments	426.4	532.5	(19.9)
Total unrestricted cash and investments	728.0	685.3	6.2
Debt
Current maturities of long-term debt and finance lease obligations, net of related costs	156.5	217.2	(27.9)
Long-term debt and finance lease obligations, net of current maturities and related costs	1,459.6	1,441.8	1.2
Total debt	1,616.1	1,659.0	(2.6)
Debt, net of liquidity	888.1	973.7	(8.8)
Total Allegiant Travel Company shareholders’ equity	709.7	699.4	1.5

Summary Cash Flow

	Three Months Ended March 31,		Percent
Unaudited (millions)	2021	2020	Change
Cash provided by operating activities	$168.0	$106.3	58.0
Changes in air traffic liability	95.5	53.9	77.2
Changes in working capital, ex air traffic liability	12.4	(189.5)	(106.5)
Purchase of property and equipment	69.5	134.5	(48.3)
Cash dividends paid to shareholders	—	11.5	(100.0)
Proceeds from the issuance of long-term debt	105.0	128.3	(18.2)
Principal payments on long-term debt & finance lease obligations	151.5	62.7	141.6

EPS Calculation

The following table sets forth the computation of net income (loss) per share, on a basic and diluted basis, for the periods indicated (share count and dollar amounts other than per-share amounts in table are in thousands):

	Three Months Ended March 31,
	2021	2020
Basic:
Net income (loss)	$6,869	$(33,009)
Less income allocated to participating securities	(103)	(236)
Net income (loss) attributable to common stock	$6,766	$(33,245)
Earnings (loss) per share, basic	$0.42	$(2.08)
Weighted-average shares outstanding	16,167	15,952
Diluted:
Net income (loss)	$6,869	$(33,009)
Less income allocated to participating securities	(103)	(236)
Net income (loss) attributable to common stock	$6,766	$(33,245)
Earnings (loss) per share, diluted	$0.42	$(2.08)
Weighted-average shares outstanding (1)	16,167	15,952

(1) Dilutive effect of common stock equivalents excluded from the diluted per share calculation is not material.

Appendix A
Non-GAAP Presentation
Three Months Ended March 31, 2021 and 2020
(Unaudited)

Adjusted operating income (loss), adjusted income (loss) before income taxes, adjusted net income (loss) and adjusted diluted earnings (loss) per share, all eliminate the effect of special expenses related directly to COVID 19, as well as the net benefit related to the payroll support grants from the U.S. Treasury, which are not reflective of our ongoing operating performance. As such, all of these are non-GAAP financial measures.

EBITDA, as presented in this press release, and the various adjusted metrics disclosed, are supplemental measures of our performance that are not required by, or presented in accordance with, accounting principles generally accepted in the United States (“GAAP”). They are not measurements of our financial performance under GAAP and should not be considered in isolation or as an alternative to net income or any other performance measures derived in accordance with GAAP or as an alternative to cash flows from operating activities as a measure of our liquidity.

We define “EBITDA” as earnings before interest, taxes, depreciation and amortization. "Adjusted EBITDA" is EBITDA adjusted to eliminate the effect of special charges and the payroll support grants. We caution investors that amounts presented in accordance with these definitions may not be comparable to similar measures disclosed by other issuers, because not all issuers and analysts calculate EBITDA and Adjusted EBITDA in the same manner.

We use EBITDA and Adjusted EBITDA to evaluate our operating performance and liquidity and these are among the primary measures used by management for planning and forecasting of future periods. We believe the presentation of these measures is relevant and useful for investors because they allow investors to view results in a manner similar to the method used by management and makes it easier to compare our results with other companies that have different financing and capital structures. EBITDA has important limitations as an analytical tool. These limitations include the following:

•EBITDA does not reflect our capital expenditures, future requirements for capital expenditures or contractual commitments to purchase capital equipment;
•EBITDA does not reflect interest expense or the cash requirements necessary to service principal or interest payments on our debt;
•although depreciation and amortization are non-cash charges, the assets that we currently depreciate and amortize will likely have to be replaced in the future, and EBITDA does not reflect the cash required to fund such replacements; and
•other companies in our industry may calculate EBITDA differently than we do, limiting its usefulness as a comparative measure.

Presented below is a quantitative reconciliation of EBITDA to the most directly comparable GAAP financial performance measure, which we believe is net income (loss). We believe the presentation of EBITDA and the various adjusted measures are relevant and useful for investors because they allow them to better compare our results to other airlines.

In addition to EBITDA and Adjusted EBITDA as defined above, we have included a separate EBITDA as defined by certain credit agreements. This measurement of EBITDA adjusts for losses on impairment, Sunseeker net income/(loss), stock compensation expense, amortization of debt issuance costs, (gain)/loss on disposal of assets, tax provision - in excess of cash paid, special non-recurring items, and other items.

The SEC has adopted rules (Regulation G) regulating the use of non-GAAP financial measures. Because of our use of non-GAAP financial measures in this press release to supplement our consolidated financial statements presented on a GAAP basis, Regulation G requires us to include in this press release a presentation of the most directly comparable GAAP measure, which is operating revenue, operating income (loss), net income (loss), operating expenses, and diluted earnings (loss) per share and a reconciliation of the non-GAAP measures to the most comparable GAAP measure. Our utilization of non-GAAP measurements is not meant to be considered in isolation or as a substitute for operating income (loss), net income (loss) or other measures of financial performance prepared in accordance with GAAP. Our use of these non-GAAP measures may not be comparable to similarly titled measures employed by other companies in the airline and travel industry. The reconciliation of each of these measures to the most comparable GAAP measure for the periods is indicated below.

Reconciliation of Non-GAAP Financial Measures

	Three Months Ended March 31,
	2021	2020
Reconciliation of adjusted operating income (loss) (millions)
Operating income (loss) as reported (GAAP)	$24.6	$(117.8)

Net benefit from PSP2	(85.3)	—
Special charges (operating & non-operating)	1.7	172.9
Adjusted operating income (loss) (1)	(59.0)	55.1

	Three Months Ended March 31,
	2021	2020
Reconciliation of adjusted income (loss) before income taxes (millions)
Income (loss) before income taxes as reported (GAAP)	$8.7	$(130.7)

Net benefit from PSP2	(85.3)	—
Special charges (operating & non-operating)	1.7	172.9
Adjusted income (loss) before income taxes (1)	(74.9)	42.2

	Three Months Ended March 31,
	2021	2020
Reconciliation of adjusted net income (loss) (millions) and adjusted earnings (loss) per share
Adjusted income (loss) before income taxes (per calculation in previous table) (1)	$(74.9)	$42.2
Provision (benefit) for income taxes as reported (GAAP)	1.8	(97.7)
Adjusted provision (benefit) for income taxes (1) (2)	(17.0)	9.7
Net income (loss) adjusted for special items, payroll support, and adjustment to tax resulting from payroll support(1)	(57.9)	32.5

Diluted shares as reported (GAAP) (3)	16,167	15,972
Diluted earnings (loss) per share as reported (GAAP)	0.42	(2.08)
Adjusted fully diluted earnings (loss) per share (1)	(3.58)	2.03

	Three Months Ended March 31,
	2021	2020
Reconciliation of adjusted CASM and CASM excluding fuel (millions, unless otherwise noted)
Operating expense as reported (GAAP)	$254.5	$527.0

Net Benefit from PSP2	85.3	—
Operating special charges	(1.7)	(166.1)
Adjusted operating expense	338.1	360.9
Fuel expense as reported	82.8	88.8
Adjusted operating expense excluding fuel	255.3	272.1

Available seat miles (ASMs) (thousands)	4,013,989	4,067,671

Operating expense per ASM as reported (CASM) (cents)	6.34	12.96
Adjusted operating expense per ASM (CASM) (cents)	8.42	8.87

Operating CASM, excluding fuel as reported (cents)	4.28	10.77
Adjusted operating CASM, excluding fuel (cents)	6.36	6.69

	Three Months Ended March 31,
	2021	2020
Reconciliation of consolidated EBITDA to EBITDA as defined by certain credit agreements (millions)
Net income (loss)	$6.9	$(33.0)
Interest expense, net	16.3	11.8
Income tax provision (benefit)	1.8	(97.7)
Depreciation and amortization	43.2	43.7
Loss on debt extinguishment	—	1.2
Consolidated EBITDA (1)	68.2	(74.0)
Adjusting items as defined per credit agreements (4)	24.7	304.4
EBITDA as defined by certain credit agreements (1)	92.9	230.4

	Three Months Ended March 31,
	2021	2020
Reconciliation of consolidated EBITDA to adjusted EBITDA (millions)
Consolidated EBITDA (per calculation in previous table) (1)	$68.2	$(74.0)

Net Benefit from PSP2	(85.3)	—
Operating special charges	1.7	166.1
Adjusted EBITDA (1)	(15.4)	92.1
(1) Denotes non-GAAP figure.
(2) Adjusted income tax for 2021 estimates a 23.0% effective rate
(3) Approximately 20 thousand shares were added to the calculation as excluding them would have been antidilutive for 2020
(4) Adjusting items include the following: loss on impairment, Sunseeker net income/(loss), stock compensation expense, amortization of debt issuance costs, (gain)/loss on disposal of assets, tax provision - in excess of cash paid, and other special non-recurring items.